CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 24 under the Securities Act of 1933 and Amendment No. 25 under the Investment Company Act of 1940 to the Registration Statement on Form N-1A of The MP 63 Fund, Inc. of our report dated April 26, 2019 relating to the financial statements and financial highlights included in the February 28, 2019 Annual Report to Shareholders.

We also consent to the references to our firm under the heading “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm”  in the Statement of Additional Information.

/s/ WithumSmith+Brown, PC

Boston, MA

June 28, 2019